EXHIBIT 3.1
ARTICLES SUPPLEMENTARY
DESIGNATING THE RIGHTS AND PREFERENCES
OF
THE 8.00% SERIES A MANDATORILY CONVERTIBLE NON-CUMULATIVE
NON-VOTING PERPETUAL PREFERRED STOCK,
PAR VALUE $0.01 PER SHARE
OF
CITIZENS COMMUNITY BANCORP, INC.
CITIZENS COMMUNITY BANCORP, INC., a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Under a power contained in Article 5(C) of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, classified and designated 500,000 shares of the authorized but unissued preferred stock, par value $0.01 per share (the “Preferred Stock”), of the Corporation, as shares of 8.00% Series A Mandatorily Convertible Non-Cumulative Non-Voting Perpetual Preferred Stock, par value $0.01 per share, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article 5 of the Charter, or any exhibit thereto, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.
8.00% SERIES A MANDATORILY CONVERTIBLE NON-CUMULATIVE NON-VOTING PERPETUAL PREFERRED STOCK
Section 1.Designation of Series and Number of Shares.
(a)    The shares of such series of Preferred Stock shall be designated as shares of “8.00% Series A Mandatorily Convertible Non-Cumulative Non-Voting Perpetual Preferred Stock” (the “Series A Preferred Stock”), and the authorized number of shares that shall constitute such series shall be 500,000 shares.
(b)    Shares of outstanding Series A Preferred Stock that are purchased or otherwise acquired by the Corporation (including shares of Series A Preferred Stock that are converted into shares of Common Stock pursuant to Section 6 hereof) shall be automatically be reclassified as and shall revert to authorized but unissued shares of Preferred Stock without further classification as to class or series.
Section 2.    Ranking. The Series A Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (a) junior to each class or series of stock of the Corporation that the Corporation may issue in the future, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights and rights on liquidation, dissolution and winding-up of the Corporation (collectively, the “Senior Securities”), (b) on parity with each class or series of Preferred Stock that the Corporation may issue in the future, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, dissolution and winding-up of the Corporation (collectively, the “Parity Securities”) and (c) senior to the Common Stock and each other class or series of stock of the Corporation that the Corporation may issue in the future, the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A Preferred Stock as to dividend rights and rights on liquidation, dissolution and winding-up of the Corporation (the “Junior Securities”).
Section 3.    Definitions. As used herein with respect to the Series A Preferred Stock:
(a)    “Applicable Regulations” has the meaning set forth in Section 6(f).
(b)    “Articles Supplementary” means these Articles Supplementary and, upon any restatement of the Charter, shall mean the terms of the Series A Preferred Stock as set forth in the Charter.
(c)    “Board of Directors” has the meaning set forth in Article First.
(d)    “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York, New York or the State of Maryland are generally required or authorized by law to be closed.
(e)    “Bylaws” means the Bylaws of the Corporation, as amended, and as further amended or restated and in effect from time to time.
(f)    “Charter” has the meaning set forth in Article First.
(g)    “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.
(h)    “Conversion” has the meaning set forth in Section 6(a).
(i)    “Conversion Date” has the meaning set forth in Section 6(a).
(j)    “Corporation” has the meaning set forth in the Recitals.
(k)    “Dividend Payment Date” has the meaning set forth in Section 4(a).
(l)    “Dividend Period” has the meaning set forth in Section 4(a).
(m)    “Dividends Payable Date” has the meaning set forth in Section 4(a).
(n)    “Effective Date” means the date on which any shares of Series A Preferred Stock are first issued.
(o)    “Event” has the meaning set forth in Section 9(b)(ii).
(p)    “Holder” means a Person in whose name shares of the Series A Preferred Stock are registered, which Person may be treated by the Corporation and any paying agent as the absolute owner of such shares of Series A Preferred Stock for the purpose of making payment, the issuance of shares of Common Stock in connection with the Conversion and for all other purposes, acting in his, her or its capacity as such.
(q)    “Junior Securities” has the meaning set forth in Section 2.
(r)    “Parity Securities” has the meaning set forth in Section 2.
(s)    “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust or other entity.
(t)    “Preferred Dividends” means the non-cumulative cash dividends to which Holders of Series A Preferred Stock are entitled to receive pursuant to Section 4(a), and shall not include any dividends to which Holders of Series A Preferred Stock are entitled to receive pursuant to Section 4(f).
(u)    “Preferred Stock” has the meaning set forth in Article First.
(v)    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(w)    “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of the date hereof, by and among the Company and each purchaser identified on the signature pages thereto.
(x)    “Senior Securities” has the meaning set forth in Section 2.
(y)    “Stockholder Approval” means the approval, by the vote required by the rules of The NASDAQ Global Market (or such other primary stock exchange upon which the Common Stock shall be listed or admitted for trading), of the issuance of shares of Common Stock in the Conversion.
(z)    “Record Date” has the meaning set forth in Section 4(a).

Section 4.    Dividends.
(a)    If the Conversion has not occurred on or before December 31, 2018 (the “Dividends Payable Date”), Holders shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of legally available funds, non-cumulative, cash Preferred Dividends on the Series A Preferred Stock at a rate equal to 8.00% per annum of the $130.00 liquidation preference per share, payable semiannually in arrears on June 30 and December 31 of each year, commencing on December 31, 2018 (each such date, subject to adjustment as provided below, a “Dividend Payment Date”). Preferred Dividends on the Series A Preferred Stock will accrue daily from the Effective Date (if the Conversion does not occur on or before the Dividends Payable Date) and will be computed on the basis of a 360-day year consisting of twelve 30-day months. Each Preferred Dividend will be payable to the Holders of record as they appear in the records of the Corporation at the close of business on the first day of the month in which the relevant Dividend Payment Date occurs or such other date, not exceeding 60 days before the applicable Dividend Payment Date, as may be fixed by the Board of Directors (each, a “Record Date”). The period from and including the Effective Date and to but excluding December 31, 2018, and each period thereafter from and including December 31 of each year to and including June 29 of each year, and from and including June 30 of each year to and including December 30 of each year, are herein each referred to as a “Dividend Period.” If a Dividend Payment Date is not a Business Day, then any Preferred Dividends declared on the Series A Preferred Stock for payment on such Dividend Payment Date may be paid on the next succeeding Business Day without interest or adjustment in the amount of the dividend per share of Series A Preferred Stock.
(b)    Preferred Dividends are not cumulative. If the Corporation does not declare a Preferred Dividend on the Series A Preferred Stock or if the Corporation declares less than the full Preferred Dividend accrued in respect of any Dividend Period, the Holders will have no right to receive any Preferred Dividend or the full Preferred Dividend accrued, as the case may be, for the Dividend Period, and the Corporation will have no obligation to declare or pay a Preferred Dividend or to pay full Preferred Dividends accrued for that Dividend Period, whether or not Preferred Dividends are authorized, declared and paid for any future Dividend Period with respect to the Series A Preferred Stock or, except as set forth in Section 4(c) and Section 4(d) below, the Common Stock or any other class or series of Preferred Stock.
(c)    So long as any share of Series A Preferred Stock remains outstanding, from and after the end of the first Dividend Period, no dividends or distributions (other than dividends or distributions paid in shares of, or options, warrants, or rights to subscribe for or purchase shares of, Common Stock or other Junior Securities) shall be declared or paid or set apart for payment and no other distribution shall be declared or made or set apart for payment, in each case upon the Common Stock or any other Junior Securities, nor shall any Common Stock nor any other Junior Securities be redeemed, purchased, or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Corporation (except (1) by conversion into or exchange for shares of Common Stock or other Junior Securities; (2) repurchases of unvested shares of the Corporation’s capital stock upon termination of employment or consultancy of the holder thereof, provided such repurchases are approved by the Board of Directors; or (3) in connection with the payment of exercise prices or withholding taxes relating to employee equity awards) unless, in each case, full Preferred Dividends accrued during the most recently-completed Dividend Period on all outstanding shares of Series A Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside for payment.
(d)    So long as any share of Series A Preferred Stock remains outstanding, from and after the end of the first Dividend Period:
(i)    No dividends, except as described in the next succeeding sentence, shall be declared or paid on any Parity Securities for any current dividend period unless full accrued Preferred Dividends for such current Dividend Period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock. When full accrued Preferred Dividends for the then-current Dividend Period are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, upon the shares of Series A Preferred Stock and any other Parity Securities (which, for the avoidance of doubt, shall not include the redemption, repurchase, conversion or exchange of shares of Series A Preferred Stock or any Parity Securities), all dividends declared upon shares of Series A Preferred Stock and such other Parity Securities shall be declared pro rata so that the amounts of Preferred Dividends per share declared on the Series A Preferred Stock and the amount of dividends per share declared on such other Parity Securities shall in all cases bear to each other the same ratio that accrued and unpaid Preferred Dividends per share on outstanding shares of Series A Preferred Stock and accrued and unpaid dividends per share on such other outstanding Parity Securities (which shall not include any amount in respect of unpaid dividends accrued during any prior Dividend Period on the Series A Preferred Stock or, if such other class or series of Parity Securities does not have a cumulative dividend, any other Parity Securities) bear to each other; and
(ii)    No Parity Securities shall be redeemed, purchased, or otherwise acquired for any consideration (or monies to be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Corporation (except (1) by conversion into or exchange for shares of Common Stock or other Junior Securities, including pursuant to Section 6 hereof; or (2) for the purchase or other acquisition of shares of Series A Preferred Stock or Parity Securities pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock and all outstanding Parity Securities) unless, in each case, full Preferred Dividends accrued during the most recently-completed Dividend Period on all outstanding shares of Series A Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside for payment.
(e)    No Preferred Dividends on the Series A Preferred Stock shall be authorized, declared, paid or set apart for payment by the Corporation at any time such authorization, payment or setting apart for payment shall be restricted or prohibited by law, regulation or the rules of any stock exchange upon which the Corporation’s stock is then listed or admitted for trading.
(f)    In addition to the non-cumulative preferential cash dividends as set forth in Section 4(a), Holders shall be entitled to share ratably, on an as-converted basis, in any dividend or other distribution on the Common Stock, whether in cash, property, securities or a combination thereof, when, as and if authorized by the Board and declared by the Corporation, out of legally available funds.
Section 5.    Redemption.
(a)    The Series A Preferred Stock shall not be redeemable either at the Corporation’s option or at the option of the Holders at any time.
Section 6.    Mandatory Conversion.
(a)    As of the close of business on the third Business Day after the Corporation’s receipt of the Stockholder Approval (the “Conversion Date”), each outstanding share of Series A Preferred Stock shall automatically, without any action by any of the Holders, be converted into ten issued and outstanding shares of Common Stock (the “Conversion”); provided, however, that the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible pursuant to this Section 6 will be adjusted pro rata for any stock splits (including those effected pursuant to a distribution of Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Stock such that the adjusted number of shares of Common Stock into which each share of Series A Preferred Stock is convertible after a Share Split shall be the number of shares of Common Stock equal to the product obtained by multiplying (i) the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.
(b)    Effective immediately before the close of business on the Conversion Date, dividends shall cease to accrue on any converted shares of Series A Preferred Stock and such shares of Series A Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holders to receive any declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to these Articles Supplementary.
(c)    The shares of Common Stock issuable in the Conversion shall not be deemed outstanding for any purpose, and the Holders shall have no rights with respect to such shares of Common Stock (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Series A Preferred Stock, until the close of business on the Conversion Date.
(d)    The Person or Persons entitled to receive shares of Common Stock in the Conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the Conversion Date. Unless a Holder of Series A Preferred Stock designates another name in which the shares of Common Stock issuable in the Conversion with respect to such shares of Series A Preferred Stock should be registered, or another manner in which such shares of Common Stock should be delivered in accordance with such reasonable procedures as the Corporation may require, the Corporation shall be entitled to register and deliver such shares of Common Stock in the name of the Holder of the shares of Series A Preferred Stock so converted as shown on the records of the Corporation. Any certificates representing shares of Series A Preferred Stock prior to the Conversion Date shall, from and after the Conversion, represent the number of shares of Common Stock into which such shares of Preferred Stock were converted.
(e)    Within 2 Business Days after receipt of the Stockholder Approval, the Corporation will provide to Holders of Series A Preferred Stock a notice of occurrence of the Conversion, which notice in writing shall be delivered to the holders of record of the shares of the Series A Preferred Stock to their addresses as they appear on the stock records of the Corporation, and which notice shall state the Conversion Date and the number of shares of Common Stock into which each share of Series A Preferred Stock held by such Holder was converted. The Corporation shall, if required, furnish all appropriate endorsements and transfer documents and pay all transfer or similar taxes arising in connection with the Conversion. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, such notice shall instead comply with applicable procedures of The Depository Trust Company. No failure to give such notice or any defect thereto or in the giving thereof shall affect the validity of the Conversion.
(f)    The Corporation will comply with all applicable United States federal laws and regulations, any applicable State laws and regulation, and the rules and regulations of the NASDAQ Global Market (or such other stock exchange upon which the Common Stock shall be listed or admitted for trading) (collectively, the “Applicable Regulations”) in connection with the Conversion. Notwithstanding any other provisions of these Articles Supplementary, the Conversion may not be effectuated if the Conversion would result in a violation of any of the Applicable Regulations.
Section 7.    Liquidation.
(a)    In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time of such liquidation, dissolution or winding-up shall be entitled to receive liquidating distributions in the amount equal to the greater of (i) $130.00 per share of Series A Preferred Stock, without payment for any accrued dividends that have not been declared by the Corporation, out of assets legally available for distribution to the Corporation’s stockholders, and (ii) the amount the Holder would receive if the shares of Series A Preferred Stock had been converted at the time of such liquidation, dissolution or winding up (assuming the conversion of all shares of Series A Preferred Stock, without regard to any limitations on the conversion of Series A Preferred Stock), before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, the Holders will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Corporation.
(b)    In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on any Parity Securities, the Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.
(c)    The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.
(d)    In determining whether a distribution (other than upon voluntary or involuntary liquidation) on the Series A Preferred Stock, by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the Holders shall not be added to the Corporation’s total liabilities.
Section 8.    Maturity. The Series A Preferred Stock shall be perpetual.
Section 9.    Voting Rights. The Holders shall not have any voting rights except as set forth below.
(a)    Except as set forth in Section 9(b), so long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by the Charter, the vote or consent of the Holders of at least a majority of the outstanding shares of Series A Preferred Stock and any class or series of Parity Securities upon which like voting rights have been conferred and are exercisable and are then outstanding, voting together as a single class, given in person or by proxy, either by consent without a meeting or by vote at any meeting called for the purpose, shall be necessary to approve any amendment, alteration or repeal of the Charter, whether by merger, consolidation or otherwise, to (i) authorize or issue, or increase the authorized, issued or outstanding amount of, any shares of any class or series of stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends or distribution of assets on the Corporation’s liquidation, dissolution or winding up or (ii) significantly and adversely affect the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock.
(b)    Section 9(a) shall not apply, and the Holders of Series A Preferred Stock shall have no right to vote on or consent to any action, if, at or prior to the time when the action with respect to which the vote or consent would otherwise be required shall be effected, the Conversion has occurred. Further, the following actions shall not be deemed to significantly and adversely affect the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock, and the Holders of Series A Preferred Stock shall have no right to vote or consent to:
(i)    an increase in the number of authorized or issued shares of Common Stock or Preferred Stock without further designation as to class or series, or the creation or issuance of any class or series of Junior Securities or Parity Securities;
(ii)    an amendment, alteration or repeal of any provision of the Charter, whether by merger, consolidation or otherwise (an “Event”), (x) if the Series A Preferred Stock (or securities of any successor person or entity to the Corporation into which the Series A Preferred Stock has been converted) remains outstanding with the terms thereof unchanged in all material respects, or the holders of shares of Series A Preferred Stock receive securities of a successor person or entity with terms that are unchanged in all material respects from those of the Series A Preferred Stock, taking into account that, upon the occurrence of an Event, the Corporation may not be the surviving entity, or (y) if the holders of the Series A Preferred Stock shall receive in connection with such Event an amount of cash per share of Series A Preferred Stock equal to the liquidation preference (calculated in accordance with Section 7(a)) to which they would be entitled if the Corporation were to be liquidated and its assets distributed to its stockholders of the date of such Event.
(c)    Except as expressly provided in this Section 9, each Holder will have one vote per share of Series A Preferred Stock he, she or it holds on any matter on which the Holders are entitled to vote, including any action by consent. The Holders shall have exclusive voting rights on any amendment that would alter only the contract rights, as expressly set forth in the Charter, of the Series A Preferred Stock. On any matter upon which Holders of Series A Preferred Stock vote together as a single class with the holders of Parity Securities upon which like voting rights have been conferred and are exercisable, the shares of Series A Preferred Stock and each class or series of Parity Securities will have a number of votes proportionate the aggregate liquidation preference of the outstanding shares of such class or series.
Section 10.    No Preemptive Rights. No share of Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
Section 11.    Notices. Any notice required by the provisions hereof to be given to the holders of Series A Preferred Stock may be given in any manner that notice of a meeting of stockholders may be given under Maryland law, the Charter or the Bylaws.
Section 12.    Other Rights. The shares of Series A Preferred Stock shall not have any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption, other than as set forth herein or in the Charter or as provided by applicable law.
SECOND: The Series A Preferred Stock has been classified and designated by the Board of Directors under the authority contained in the Charter.
THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
[SIGNATURE PAGE FOLLOWS]
IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 20th day of June, 2018.

ATTEST:	CITIZENS COMMUNITY BANCORP, INC.

By: /s/ James S. Broucek _______________ Name: James S. Broucek Title: Chief Financial Officer, Treasurer and Secretary	By: /s/ Stephen M. Bianchi ______________ Name: Stephen M. Bianchi Title: President and Chief Executive Officer

- Signature Page to Series A Preferred Stock Articles Supplementary -